Exhibit 99.2

Q2 2014 Investor Update
August 11, 2014

Intersections Corporate Overview
Statements in this presentation to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  These forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business and our ability to execute our business strategy.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the SEC, as well as the risk that the company will not adopt any new plan, the risk that the company will not successfully implement any plan (if adopted), the risk that any plan will not result in cost savings or improve operational efficiencies, and the risk that any new plan will negatively impact the company’s ability to successfully operate its business.  The company undertakes no obligation to revise or update any forward-looking statements.

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

IDENTITY GUARD.

voyce™

UNDERSTAND YOUR DOG
LIKE NEVER BEFORE

INTERSECTIONS INC.

About Intersections Inc.
Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers. Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since our business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit
www.intersections.com.
Founded:	1996
NASDAQ Symbol:	INTX
Headquarters:	Chantilly, VA
Consumers Protected To Date:	Over 36 million

Fast Facts

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Q2 2014 Operating Results
► Revenue for Q2 ‘14 was $64.3 million, compared to $80.7 million in Q2 ‘13 and $66.0 million in Q1 ‘14. The decrease in revenue from the same quarter last year continued to be due to:
 o The reduction, suspension or termination of marketing as well as cancellation of certain subscriber portfolios by our U.S. financial institution clients
 o This was partially offset by increased revenue from our consumer direct product line
► Total subscribers decreased to approximately 2.3 million at the end of Q2 ‘14 compared to
 3.8 million at the end of Q2’13 and 2.8 million at the end of Q1 ‘14.
 o On a rolling 12 month basis our overall retention as of the end of Q2 ‘14 was 54.6% compared to
 69.3% as of Q2 ‘13
 o Excluding the impact of involuntary subscriber cancelations by some of our banking clients the underlying retention would have been 88.9% as of the end of Q2 ‘14 compared to 82.2 % as of Q1
 ‘14

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Q1 2014 Operating Results (cont’d)
► Adjusted EBITDA before share related compensation and non-cash impairment charges for
 Q2 ‘14 was $1.2 million, compared to $9.5 million in Q2 ‘13 and $2.1 million in Q1 ‘14.
 The primary drivers of this decrease from the same quarter as last year are:
 o A decrease in revenue and income from our U.S. financial institution clients which was partially offset by increased revenue from our consumer direct product line (in our CP&S segment)
 o A loss from operations of $3.2 million in our Pet Health Monitoring segment
 o Partially offset by lower expenses in Corporate
► Net (loss) for Q2 ‘14 was $(2.0) million compared to net income of $1.6 million net for Q2
 ‘13 and a net (loss) of $(2.8) million for Q1 ‘14
 o Diluted loss per share was $(0.26) for the six months ended June 30, 2014, compared to diluted earnings per share of $0.20 for the six months ended June 30, 2013
► On June 26, 2014 Intersections entered into an amendment of its Credit Agreement that provides a $7.5 million revolving credit facility
 o The amendment, among other things, restricts our ability to pay ordinary dividends and make share repurchases
 o We are currently able to borrow the full $7.5 million available under the Credit Agreement
► We anticipate providing more information about our plan, as well as updated guidance in the coming weeks.

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
** As of Q2 ‘14 we will no longer have a Market Intelligence segment as these operations ceased in Q2 2014.

IDENTITY GUARD.

Access When and Where you Need It

SafeConnex
MY ACCOUNT LOGINS
Total Protection
FREE TIPS AND ADVICE
Resource Center
Essentials
FREE TRIAL

INTERSECTIONS INC.

Identity Guard®

►IDENTITY GUARD® is Intersections’ own brand of industry leading identity risk management and privacy protection products.
►Our strategy is to expand of IDENTITY GUARD® business, through both new partners and directly to consumers
►Our IDENTITY GUARD® branded business grew in the 2nd Quarter of
2014 by 13% compared to 2nd Quarter 2013 and over 5% compared to
1st Quarter 2014.
►In Q1 2015 we expect to launch a new suite of IDENTITY GUARD®
privacy protection products to protect a much broader “mobile-centric and social media” active consumer population.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
“Count on IDENTITY GUARD® to help protect what makes you… you.” Visit www.identityguard.com to learn more.

- Voyce™ is our new pet health technology platform, which we expect to launch in Q4 2014.

- In 2014 we expect to invest approximately $12 million to launch Voyce™, substantially before any revenue. In the six months ended June 30, 2014 we invested $6.5 million (including $1.3 expensed as incurred in G&A expenses)

- We are moving quickly to:
  - Create the next version for smaller dogs and cats
  - Create a professional version to serve the unique needs of the animal medical industry
  - Expand Internationally

- We believe that Voyce™ will provide a revolutionary new way to care for dogs and at the same time, our proprietary technology allows us to reach a wide spectrum of additional verticals across the animal care field.

- Given the estimated 83 million dogs owned in the U.S. alone, with just 5 percent penetration we believe domestically the market for Voyce™ could approach $1 billion in revenue[1]

voyce
voyce

INTERSECTIONS INC.

Voyce TM

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
(1) According to the 2013-2014 American Pet Products Association National Pet Owners Survey there are approximately
83 million dogs owned in the United States.

INTERSECTIONS INC.
NASDAQ: INTX
Innovating to protect
WHAT'S IMPORTANT TO YOU

Thank You

IDENTITY GUARD

voyce™

UNDERSTAND YOUR DOG
LIKE NEVER BEFORE

INTERSECTIONS INC.

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com
Investor Relations
Eric S. Miller
IR@intersections.com
Tel: 703.488.6100
VOYCE
www.mydogsvoyce.com
Identity Guard
www.identityguard.com